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Exhibit 99.1
Horizon Offshore Announces Purchase of DP2 Vessel
HOUSTON, Feb. 6, 2006 — Horizon Offshore, Inc. (OTC BB:HOFF.OB) announced today that its subsidiary, Horizon Vessels, Inc., has agreed to acquire the Sea Wrangler, a dynamically positioned diving support and deepwater reel pipelay vessel. The company expects to complete the purchase later this month and to finance a portion of the purchase price. Horizon intends to rename the vessel the Texas Horizon and place it into service as soon as possible following routine maintenance due to the vessel’s current laid up status. The company intends to utilize the vessel to support its Gulf of Mexico operations in both the U.S. and Mexican market areas.
David Sharp, President and CEO of Horizon Offshore, Inc. stated, ``With the purchase of the Texas Horizon, we hope to capitalize on the improved marine construction market by expanding the scope of our services. This dynamically positioned vessel should add profitability to our pipelay operations by allowing us to provide services we’ve historically subcontracted, and also gives us additional flexibility to install small diameter deepwater flowlines and umbilicals. Given our recent Pemex award, we believe this vessel will provide immediate utilization.”
Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry and energy related industries in the U.S. Gulf of Mexico, West Africa, Southeast Asia, and Latin America. The Company’s fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.
This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company’s substantial amount of debt; high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt; resolution of the Company’s outstanding claims against Pemex; outcome of litigation with the underwriters of the insurance coverage on the Gulf Horizon; industry conditions and volatility; prices of oil and gas; the Company’s ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission.
Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like “should”, “expects”, “believes”, “anticipates”, “may”, “could”, etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.
Contact:
     Horizon Offshore, Inc.
     Ronald D. Mogel
     (713) 243-2753

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